EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors NUEVO FINANCIAL CENTER, INC.

We hereby consent to the inclusion in this Registration Statement on Form SB-2/A for NUEVO FINANCIAL CENTER, INC. (formally Millennium Capital Venture Holdings, Inc.) of our and the related Prospectus of our report dated July 1, 2006, including the Balance Sheet and related Statement of Operations, Statement of Shareholder's Equity and Statement of Cash Flows for the year ended December 31, 2005, and Footnotes to the Financial Statements which appear in this Registration Statement. We also consent to the reference to us under the caption "Experts" in such Registration Statement.


/s/ Jewett, Schwartz & Associates
   CERTIFIED PUBLIC ACCOUNTANTS


Jewett, Schwartz & Associates
Hollywood, Florida


August 23, 2006